Exhibit 99.1

Investors Real Estate Trust Announces the Signing of Sales Agreement on Retail Assets

MINOT, N.D., June 26, 2015 /PRNewswire/ -- Investors Real Estate Trust (NYSE: IRET) (NYSE: IRET PR) (NYSE: IRET PRB) is pleased to announce that it has signed an agreement for the sale of 17 retail assets totaling approximately one million square feet. Matt Volpano, Vice President – Investments commented, "Together with the recently signed office agreements, which we announced last week, we are happy to show continued progress in our efforts to bring more simplicity and greater focus to IRET's portfolio. Once closed, these sales will improve the competitiveness of IRET and provide us with additional capital to fund future growth."

Safe Harbor
Statements about IRET's future expectations and all other statements in this press release other than historical facts, including statements regarding the potential sale of the Company's retail properties and expected benefits from this update of the Company's strategic plan, are subject to various risks and uncertainties, and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

About Investors Real Estate Trust
Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multifamily residential, healthcare, and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.

CONTACT:	Cindy Bradehoft
Director of Investor Relations
10050 Crosstown Circle, Suite 105
Eden Prairie, MN 55344
Phone: 952.401.4835
E-Mail: cbradehoft@iret.com

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